Innovative Portfolios, LLC
Code of Ethics
Introduction
This is the Code of Ethics (the "Code") of Innovative Portfolios, LLC (the "Company"). The Code includes:

•Guidelines for Professional Standards
•Personal Trading Policies
•Political Contribution Policies
•Insider Trading Policies

Things You Need to Know to Use This Code
1.Terms in boldface at Definitions have special meanings as used in this Code. To understand the Code, you need to read the definitions of these terms.
2.There are three Reporting Forms that an Associated Person must complete under this Code. Additional information on, and copies of, these Reporting Forms is included below. You can also get copies of the Reporting Forms from the Chief Compliance Officer.
3.The Chief Compliance Officer has the authority to grant written waivers of the provisions of this Code in appropriate instances. However:
•the
•expects that waivers will be granted only in rare instances, and
•some provisions of the Code that are mandated by law cannot be waived.
4.For purposes of this Code, all shareholders or other beneficial owners of the Company are considered an Associated Person of the Company.
5.The Company's management will review the terms and provisions of this Code at least annually and make amendments as necessary. Any amendments will be distributed to all Associated Persons of the Company, and the Company shall require each Associated Person to provide in writing an acknowledgement of their receipt, understanding and acceptance of the change(s).
6.If you have any doubt or uncertainty about what this Code requires or permits, you should ask the Chief Compliance Officer. Do not guess at the answer.

The Company is a fiduciary for its investment advisory clients. Because of this fiduciary relationship, it is generally improper for the Company or its employees to:

•use for their own benefit (or the benefit of anyone other than the client) information about the Company's trading or recommendations for client accounts; or
•take advantage of investment opportunities that would otherwise be available for the Company's clients.

Also, as a matter of business policy, the Company wants to avoid even the appearance that the Company, its employees, or others receive any improper benefit from information about client trading or accounts or from our relationships with our clients or with the brokerage community.

The Company must use reasonable diligence and institute procedures reasonably necessary to prevent violations of the Code.

The Company expects all employees to comply with the spirit of the Code, as well as the specific rules contained in the Code.

The Company treats violations of this Code (including violations of the spirit of the Code) very seriously. If you violate either the letter or the spirit of this Code, the Company may take disciplinary measures against you, including, without limitation, imposing penalties or fines, reducing your compensation, demoting you, requiring unwinding of the trade, requiring disgorgement of trading gains, suspending or terminating your employment, or any combination of the foregoing.

Improper trading activity can constitute a violation of this Code. But you can also violate this Code by failing to file required reports, or by making inaccurate or misleading reports or statements concerning trading activity or securities accounts. Your conduct can violate this Code even if no clients are harmed by your conduct.

Definitions
These terms have special meanings as used in this Code of Ethics:

Access Person - Means any of the Company's supervised persons:

i.    who has access to nonpublic information regarding any clients' purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund, or

ii.    who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.

Advisor – Means Innovative Portfolios, LLC

Advisory Client - Any person for whom, or entity for which, the Company serves an investment adviser, renders investment advice, or makes any investment decisions for compensation is considered to be a client.

Associated Person - For purposes of this Code, all Supervised Persons and Access Persons are collectively referred to as 'Associated Persons'.

Beneficial Ownership - Means any opportunity, directly or indirectly, to profit or share in the profit from any transaction in securities, including those owned by members of an Access Person's immediate family living in the Access Person's household, as defined below.

Chief Compliance Officer - Means Audrey Kurzawa, or another person that has been designated to perform the functions of Chief Compliance Officer when the named Chief Compliance Officer is not available. For purposes of reviewing the Chief Compliance Officer's own transactions and reports under this Code, the functions of the Chief Compliance Officer are performed by another qualified individual, and shall be clearly denoted in the Company's compliance files.

Contribution - See "Political Contribution."

Covered Account - Means any account in which an Access Person has any direct or indirect Beneficial Ownership.

Covered Associate - "Covered Associate" in reference to political contributions shall mean: (i) any general partner, managing member or executive officer, or other individual with a similar status or function; (ii) Any employee who solicits a government entity for the Company and any person who supervises, directly or indirectly, such employee; and (iii) Any political action committee controlled by the Company or by any of the aforementioned persons.

Covered Securities - Means anything that is considered a "security" under the Investment Advisers Act of 1940. This is a very broad definition of security. It includes most kinds of investment instruments, including things that one might not ordinarily think of as "securities," such as:

•exchange traded funds;
•options on securities, on indexes and on currencies;
•investments in all kinds of limited partnerships;
•investments in foreign unit trusts and foreign mutual funds; and
•investments in private investment funds and hedge funds.

If there is any question or doubt about whether an investment is a considered a security or a Covered Security under this Code, ask the Chief Compliance Officer.

Fund - Means Innovative Portfolios Preferred Plus and Innovative Portfolios Dividend Performers

Independent director - Means a director of the Fund who is not an "interested person" of the Fund within the meaning of Section 2(a)(19) of the Investment Adviser Act, and who would be required to make a report under Section 4 of this Code solely by reason of being a director of the Fund.

Initial public offering - Means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

Insiders - The concept of "insider" is broad, and includes all Associated Persons of a company. In addition, any person may be a temporary insider if she/he enters into a special, confidential relationship with a company in the conduct of a company's affairs and as a result has access to information solely for the company's purposes. Any person associated with the company may become a temporary insider for a company it advises or for which it performs other services. Temporary insiders may also include the following: a 's attorneys, accountants, consultants, bank lending officers and the Associated Persons of such organizations.

Insider Trading - While the law concerning "insider trading" is not static, it generally prohibits: (1) trading by an insider while in possession of material, non-public information; (2) trading by non-insiders while in possession of material, non-public information, where the information was either disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated; and (3) communicating material, non-public information to others.

Investment Adviser - Means a Company registered as such under the Investment Adviser Act and for which the Company is the investment adviser.

Investment Adviser personnel - means any employees, officers and directors of investment companies, investment advisers, and principal underwriters who are subject to the requirements of SEC Rule 17j-1

Investment personnel of a Fund - Means: (i) any employee of the Fund (or of any or sale of securities by the Fund; and (ii) any natural person who controls the Fund and who obtains information concerning recommendations made to the Fund regarding the purchase or sale of securities by the Fund Adviser in a control relationship to the Fund) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase.

Limited offering - Means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act of 1933.

Material Information - "Material information" generally includes:

•any information that a reasonable investor would likely consider important in making his or her investment decision; or
•any information that is reasonably certain to have a substantial effect on the price of a company’s securities.

Examples of material information include the following: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems and extraordinary management developments.

Members of the Family/Household - "Members of the Family/Household" include:

•A spouse or domestic partner (unless they do not live in the same household as the Access Person and the Access Person does not contribute in any way to their support);
•Children under the age of 18;
•Children who are 18 or older (unless they do not live in the same household as the Access Person and the Access Person does not contribute in any way to their support); and
•Any of the people who live in the Access Person's household including: stepchildren, grandchildren, parents, stepparents, grandparents, brothers, sisters, in-laws, and adoptive relationships.

Non-Public Information - Information is "non-public" until it has been effectively communicated to the market and the market has had time to "absorb" the information. For example, information found in a report filed with the Securities and Exchange Commission, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal, or other publications of general circulation would be considered public.

Non-Reportable Securities - "Non-Reportable Securities" are:

•Direct Obligations of the US Treasury;
•Bankers' acceptance, Certificates of deposit, commercial paper, and high quality short-term debt obligations, including repurchase agreements;
•Money market fund shares;
•Shares of open end mutual funds, unless the Company or a control affiliate acts as the investment adviser or principal underwriter for the fund;
•Shares issued by unit investment trusts that are invested exclusively in unaffiliated mutual funds;
•Securities held in accounts over which the access person had no direct or indirect influence or control; or
•Transactions effected pursuant to an automatic investment plan.

Political Contribution - "Political Contribution" or "Contribution" shall include a gift, subscription, loan, advance, deposit of money, or anything of value including payments for debts incurred in an election.

Portfolio manager - Means the person (or one of the persons) primarily responsible for the day-to-day management of the Fund's portfolio.

Purchase or sale of a covered security" includes, among other things, the writing of an option to purchase or sell a covered security.

Reportable fund - Means: (i) any fund for which the Company serves as an investment adviser as defined in section 2(a)(20) of the Investment Adviser Act of 1940; or (ii) any fund whose investment adviser or principal underwriter controls the Company, is controlled by the Company, or is under common control with the Company. For purposes of this section, control has the same meaning as it does in section 2(a)(9) of the Investment Adviser Act.

Reportable Securities - Means all Covered Securities, except Non-Reportable Securities, in which an Access Person has Beneficial Ownership.

Supervised Person - A "Supervised Person" is any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of an investment adviser, or other person who provides investment advice on behalf of the investment adviser and is subject to the supervision and control of the investment adviser. This may also include all temporary workers, consultants, independent contractors, and anyone else designated by the Chief Compliance Officer. For purposes of the Code, such ‘outside individuals' will generally only be included in the definition of a supervised person, if their duties include access to certain types of information, which would put them in a position of sufficient knowledge to necessitate their inclusion under the Code. The Chief Compliance Officer shall make the final determination as to which of these are considered supervised persons.

Guidelines for Professional Standards

The following standards of business conduct shall govern personal investment activities and the interpretation and administration of this Code:

•The interests of advisory clients must be placed first at all times;

•All personal securities transactions must be conducted consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility;

•Supervised persons should not take inappropriate advantage of their positions; and

•Supervised persons must comply with applicable federal securities laws.

This Code does not attempt to identify all possible conflicts of interest, and literal compliance with each of its specific provisions will not shield supervised persons from liability for personal trading or other conduct that violates a fiduciary duty to advisory clients.

•At all times, all Associated Persons must comply with applicable federal securities laws and must reflect the professional standards expected of those engaged in the investment advisory business, and they shall act within the spirit and the letter of the federal, state, and local laws and regulations pertaining to investment advisers and the general conduct of business. These standards require all personnel to be judicious, accurate, objective, and reasonable in dealing with both clients and other parties so that his or her personal integrity is unquestionable.
•All Associated Persons are required to report any violation of the Code, by any person, to the Chief Compliance Officer or other appropriate persons of the Company immediately. Such reports will be held in confidence.
•Associated Persons must place the interests of Advisory Clients first. All Associated Persons must scrupulously avoid serving his or her own personal interests ahead of the interests of the Company's Advisory Clients. In addition, Associated Persons must work diligently to ensure that no client is preferred over any other client.
•All Associated Persons are naturally prohibited from engaging in any practice that defrauds or misleads any client, or from engaging in any manipulative or deceitful practice with respect to clients or securities.
•No Associated Person may serve on the board of directors of any publicly traded company without prior written permission from the Chief Compliance Officer.
•Associated Persons must conduct all personal securities transactions in full compliance with this Code. Doubtful situations should be resolved in favor of Advisory Clients and in cooperation with the Chief Compliance Officer. Technical compliance with the Code's provisions shall not automatically insulate from scrutiny any securities transactions or actions that could indicate a violation of the Company's fiduciary duties.
•Personal transactions in securities by Access Persons must be transacted to avoid even the appearance of a conflict of interest on the part of such personnel with the interests of the Company's clients. Likewise, Associated Persons must avoid actions or activities that allow (or appear to allow) a person to profit or benefit from his or her position with the Company at the expense of clients, or that otherwise bring into question the person's judgment.
•Associated Persons are subject to Insider Trading Policies adopted by the Company to detect and prevent the misuse of material non-public information.
•No Associated Person shall communicate information known to be false to others (including but not limited to clients, prospective clients and other Associated Persons) with the intention of manipulating financial markets for personal gain.
•Associated Persons are prohibited from accepting compensation for services from outside sources without the specific prior written permission of the Chief Compliance Officer.
•When any Associated Person faces a conflict or potential conflict between his or her personal interest and the interests of clients, he or she is required to immediately report the conflict to the Chief Compliance Officer for instructions regarding how to proceed.
•Associated Persons must treat recommendations and actions of the Company as confidential and private matters. Accordingly, we have adopted a Privacy Policy to prohibit the transmission, distribution, or communication of any information regarding securities transactions in client accounts or other non-public information, except to broker-dealers or other bona fide service providers in the ordinary course of business. In addition, no information obtained during the course of employment regarding particular securities (including internal reports and recommendations) may be transmitted, distributed, or communicated to anyone who is not affiliated with the Company, without the prior written approval of the Chief Compliance Officer.
•No gift or other accommodation valued in excess of $500.00 may be accepted by the Company or any Associated Person from any vendor, broker, securities sales representative, client, or prospective client (a "business contact") - per business contact per year. All gifts or other accommodations, which have a value in excess of $500.00 received by Associated Persons or their Family/Household from a business contact, must be immediately reported to the Chief Compliance Officer.
•No gift or other accommodation valued in excess of $500.00 may be given to any business contact on behalf of the Company or any Associated Person, without prior written approval from the Chief Compliance Officer.
•No Associated Person shall intentionally sell to or purchase from a client any security or other property.
•No Associated Person shall provide loans or receive loans from clients.

Note: Policies regarding gift receipt/giving are not intended to prohibit normal business entertainment or customary meals.

Services for Government Entities
The Company shall not provide investment advisory services for compensation within two years after the Company or any Covered Associate make a contribution to an elected official of a government entity (incumbent, candidate or successful candidate) who is in a position, directly or indirectly, to influence the selection of the Company. (This prohibition shall not apply to contributions by a Covered Associate who is a natural person if and to: (1) Officials who the Covered Associate was entitled to vote at the time of the contribution and which in the aggregate do not exceed $350 to any one official, per election, or to officials for whom the Covered Associate was not entitled to vote at the time of the contribution and which in the aggregate do not exceed $150 to any one official, per election; (2) The contribution was made more than six months prior to becoming a Covered Associate of the Company unless such person, after becoming a Covered Associate, solicits clients on behalf of the Company; or
(3)The Company returns any contribution (which cannot exceed $350) within four months of the date of the contribution and within 60 days of the date of discovery of the contribution. (Limited to one instance by the same Covered Associate, two instances for advisers with 50 or fewer employers or two instances for advisers with more than 50 employees).

The Company and its Covered Associates shall not coordinate or solicit any person to make any contributions to an elected official (incumbent, candidate or successful candidate) of a government entity to which the Company is providing or seeking to provide investment advisory services and shall not coordinate or solicit payment to political parties of a state or locality where the Company is providing or seeking to provide investment advisory services to a government entity.

The Company shall not agree to pay or pay a third party, such as a solicitor or placement agent, to solicit government entity clients on behalf of the Company, unless that third party is an executive officer, general partner, managing member (or similar status) or employee of the Company, an SEC- registered investment adviser in compliance with Rule 206(4)-5 or broker-dealer subject to similar restrictions imposed by FINRA.

"Covered Associate" shall mean: (i) Any general partner, managing member or executive officer, or other individual with a similar status or function; (ii) Any employee who solicits a government entity for the Company and any person who supervises, directly or indirectly, such employee; and (iii) Any political action committee controlled by the Company or by any of the aforementioned persons.
The Company shall maintain documentation related to such contributions and payments.

Company Sanctions
All disciplinary responses to violations of the Code shall be administered by the Chief Compliance Officer. Determinations regarding appropriate disciplinary responses will be administered on a case- by-case basis.

Code of Ethics Certification
Upon the Company's adoption of this Code and annually thereafter, all Associated Persons are required to certify in writing his or her understanding and continuing acceptance of, as well as agreement to abide by, the guidelines and polices set forth herein. Additionally, any change or modification to the Code will be distributed to all Associated Persons and they will be required to certify in writing their receipt, understanding, and acceptance of the change(s).

Written Report to Investment Company Board of Directors
No less frequently than annually, the Company must furnish to the board of directors of the investment company a written report that:
1.Describes any issues arising under the Code or procedures since the last report to the board of directors, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and
2.Certifies that the Company has adopted procedures reasonably necessary to prevent access persons from violating the Code.

Personal Trading Policies
The following policies and procedures apply to all accounts owned or controlled by an Access Person, and any Covered Account. Any account in question should be addressed with the Chief Compliance Officer immediately to determine if it is considered a covered account.

Improper trading activity can constitute a violation of this Code. Nevertheless, the Code can be violated by failing to file required reports, or by making inaccurate or misleading reports or statements concerning trading activity or securities accounts. Individual conduct can violate this Code even if no clients are harmed by such conduct.

Reporting Requirements
All Access Persons must file three reports as described below, even if there are no holdings, transactions, or accounts to list in the reports. Copies of the Reporting Forms are included at the end of the Code or can be obtained from the Chief Compliance Officer. The Company may rely on brokerage statements to the extent such statements are made accessible to the CCO.

1.Initial Holdings Reports
No later than 10 calendar days after an Associated Person becomes an Access Person (or within 10 days of the adoption of this Code if the Associated Person was already an Access Person at the time of its adoption), that Access Person must file an Initial Holdings Report with the Chief Compliance Officer.

The Initial Holdings Report requires that each Access Person list all Reportable Securities on the date the Associated Person became an Access Person. It also requires each Access Person to list all brokers, dealers, and banks holding any Covered Account in which any securities are held on the date the Associated Person became an Access Person (or on the date this Code was adopted if the Associated Person was already an Access Person on such date).

Each Access Person must notify the Chief Compliance Officer of any updates or changes to his or her Covered Accounts in which any securities are held within 10 days of such update or change. All information contained in the holding report must be current as of the date no more than 45 days prior to the date the report is submitted.

2.Quarterly Transaction Reports
No later than 30 calendar days after the end of March, June, September, and December, each year, each Access Person must file a Quarterly Transaction Report with the Chief Compliance Officer.

The Quarterly Transaction Report requires each Access Person to list all transactions in Reportable Securities during the most recent calendar quarter in which the Access Person had Beneficial Ownership. This requirement may be satisfied by instructing the custodian for these accounts to send duplicate confirmations and brokerage account statements for the Covered Accounts, in which such transactions took place, to the Company, c/o the Chief Compliance Officer, provided all required information is included in the report and the Company receives the confirmations or statements not later than 30 days after the close of the calendar quarter in which the transaction(s) took place.
Alternatively, Access Persons may submit this information on the Reporting Form provided by the Company.

3.Annual Holdings Reports
By January 31 of each year, each Access Person must file an Annual Holdings Report with the Chief

Compliance Officer.

The Annual Holdings Report requires the Access Person to list all Reportable Securities in Covered Accounts in which any securities are held, and in which the Access Person had Beneficial Ownership as of December 31 of the previous year. It also requires the Access Person to list all brokers, dealers, and banks holding any accounts in which any securities are held, and in which such person had direct or indirect Beneficial Ownership on December 31 of the previous year. This requirement may be satisfied by instructing the custodian for these accounts to send duplicate confirmations and brokerage account statements for the Covered Accounts to the Company, c/o the Chief Compliance Officer, provided all required information is included in the report. Alternatively, Access Persons may submit this information on the Reporting Form provided by the Company. All information contained in the holding report must be current as of the date no more than 45 days prior to the date the report is submitted.

Review and Recordkeeping
The CCO shall review personal trading reports for all Access Persons no less than quarterly, and will otherwise take reasonable steps to monitor compliance with, and enforce this Code of Ethics.
Evidence of the reviews shall be maintained in the Company's files. Another qualified individual will review the CCO's personal securities trading reports.

The Company reserves the right to require the Access Person to reverse, cancel, or freeze, at the Access Person's expense, any transaction or position in a specific security if the Company believes the transaction or position violates its policies or appears improper. The Company will keep all such information confidential except as required to enforce this policy or to participate in any investigation concerning violations of applicable law.

If the Company discovers any trading activity that appears to be in violation of this policy, the CCO, and/or other senior representatives of the Company, will meet with the Access Person to review the findings and to discuss additional pertinent information related to the situation. Where necessary, one or more of the following remedial actions may be taken:

•Written warning that will be made a permanent part of the Access Person's record;
•Disgorgement of profits;
•Monetary fine; and/or
•Termination of employment.

Prohibited and Restricted Transactions
•Access Persons may not acquire any Beneficial Ownership in any security in an initial public offering without first seeking written approval from the Chief Compliance Officer.
•Purchases and sales of restricted securities issued by public companies are generally prohibited, unless the Chief Compliance Officer determines that the contemplated transaction will raise no actual, potential, or apparent conflict of interest.
•Any Access Person wishing to purchase or sell a security obtained through a private placement, including purchase of any interest in a hedge fund, must first seek written approval by the Chief Compliance Officer. In addition, if an Associated Person who owns a security in a private company knows that the company is about to engage in an IPO, he or she must disclose this information to the Chief Compliance Officer.
•Participation in Investment Clubs must be approved in writing by the Chief Compliance Officer in advance of any such participation.

Timing of Personal Transactions
If the Company is purchasing/selling or considering for purchase/sale any Reportable Security on behalf of a Client Account, no Access Person may effect a transaction in that Reportable Security prior to the client purchase/sale having been completed by the Company, or until a decision has been made not to purchase/sell the Reportable Security on behalf of the Client Account and in accordance with the Company's pre clearance and blackout policy, if any.

Case-by-Case Exemptions
Because no written policy can provide for every possible contingency, the Chief Compliance Officer may consider granting additional exemptions from the Prohibitions on Trading on a case-by-case basis. Any request for such consideration must be submitted by the Access Person in writing to the Chief Compliance Officer. Exceptions will only be granted in those cases in which the Chief Compliance Officer determines that granting the request will create no actual, potential, or apparent conflict of interest.

Pre-clearance
As noted above, transactions in private placements and initial public offerings are prohibited, unless pre-clearance is obtained, in advance of the transaction. Pre-clearance is obtained by first completing and signing the Personal Trade Request Form. (A copy of the Personal Trade Request Form is included in this Code, or a copy can be obtained from the Chief Compliance Officer.) The Personal Trade Request Form is then submitted to the Chief Compliance Officer for pre-clearance.

If pre-clearance is obtained, the approval is valid for the day on which it is granted and the immediately following business day. The Chief Compliance Officer may revoke a pre-clearance any time after it is granted and before the transaction is executed.

The Company does not require pre-clearance of all Associated Persons' personal securities transactions. If, however, the Chief Compliance Officer, or designee, determines an exception/red flag based on regular reviews of an Associated Person's personal securities transactions, the Chief Compliance Officer may require a specific Associated Person to obtain, in advance of future transactions, pre-clearance for all such transactions. In all such cases, the Chief Compliance Officer shall determine beginning and ending dates for the pre-clearance requirement.

The Chief Compliance Officer will explain to the Associated Person why pre-clearance is required and have the Associated Person sign an acknowledgement of understanding and acceptance. Records of the noted exceptions/red flags, remedial actions, and all related securities transactions will be maintained in the Company's files.

Insider Trading Policy
The purpose of these policies and procedures (the "Insider Trading Policies") is to educate our Associated Persons regarding insider trading, and to detect and prevent insider trading by any person associated with the Company. The term "insider trading" is not defined in the securities laws, but generally, it refers to the use of material, non-public information to trade in securities or the communication of material, non-public information to others.

Prohibited Activities
All Associated Persons of the Company, including contract, temporary, or part-time personnel, or any other person associated with the Company are prohibited from the following activities:

1.trading or recommending trading in securities for any account (personal or client) while in possession of material, non-public information about the issuer of the securities;
2.communicating material, non-public information about the issuer of any securities to any other person; and
3.communicating information known to be false to others (including but not limited to clients, prospective clients and Associated Persons) with the intention of manipulating financial markets for personal gain.
4.trading or recommending securities of companies bought, sold or recommended by a related Advisor where the decision is substantially derived, in whole or part, by reason of access to the recommendations of related advisors to its clients.

The activities described above are not only violations of these Insider Trading Policies, but also may be violations of applicable law.

Reporting of Material, Non-Public Information
Any Associated Person who possesses or believes that she/he may possess material, non-public information about any issuer of securities must report the matter immediately to the Chief Compliance Officer. The Chief Compliance Officer will review the matter and provide further instructions regarding appropriate handling of the information to the reporting individual.

Definitions
Material Information. "Material information" generally includes:

•any information that a reasonable investor would likely consider important in making his or her investment decision; or
•any information that is reasonably certain to have a substantial effect on the price of a company's securities.

Examples of material information include the following: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems and extraordinary management developments.

Non-Public Information. Information is "non-public" until it has been effectively communicated to the market and the market has had time to "absorb" the information. For example, information found in a report filed with the Securities and Exchange Commission, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal, or other publications of general circulation would be considered public.

Insider Trading. While the law concerning "insider trading" is not static, it generally prohibits: (1) trading by an insider while in possession of material, non-public information; (2) trading by non-insiders while in possession of material, non-public information, where the information was either disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated; and (3) communicating material, non-public information to others.

Insiders. The concept of "insider" is broad, and includes all Associated Persons of a company. In addition, any person may be a temporary insider if she/he enters into a special, confidential relationship with a company in the conduct of a company's affairs and as a result has access to information solely for the company's purposes. Any person associated with the Company may become a temporary insider for a company it advises or for which it performs other services. Temporary insiders may also include the following: a company's attorneys, accountants, consultants, bank lending officers and the Associated Persons of such organizations.

Penalties for Insider Trading
The legal consequences for trading on or communicating material, non-public information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he/she does not personally benefit from the violation.
Penalties may include:

•civil injunctions;
•jail sentences;
•revocation of applicable securities-related registrations and licenses;
•fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and
•fines for the Associated Person or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

In addition, the Company's management will impose serious sanctions on any person who violates the Insider Trading Policies. These sanctions may include suspension or dismissal of the person or persons involved.

Agreement to Abide by Code of Ethics
This agreement is entered into by and between Innovative Portfolios, LLC (the "Company") and the Associated Person whose name and signature is represented below.

By signing this agreement, I,     , acknowledge that:

     I have received a copy of the Company's Code of Ethics;

     I have read and understand the information contained in the Code of Ethics; and,

     I will abide by the Code of Ethics and any subsequent amendments thereto.

To comply with the personal securities transactions reporting policy and the Company's Code of Ethics, I further certify that I have directed each broker with whom I have a Covered Account containing Covered Securities and to send to the Company's designated Chief Compliance Officer duplicate copies of all periodic statements relating to my accounts or have otherwise complied with the reporting requirements of the policy and the Company's Code of Ethics.

To meet the disclosure requirements of pertinent securities laws, rules and regulations, I further certify that I will disclose all legal and disciplinary events for which I am, or have been personally involved, including information regarding any actions or fines by any Self-Regulatory Organization.

Signature:

Date:

Associated Persons Report
Innovative Portfolios, LLC

As of     , 20

NAME	TITLE	ACKNOWLEDGEMENT OF RECEIPT OF CODE OF ETHICS	ACCESS PERSON?
President/Investment Adviser Representative			Yes
Investment Adviser Representative			Yes
Yes
Yes
Yes
Yes

Personal Securities Trading Request Form
Innovative Portfolios, LLC

Name:

Details of Proposed Transaction:

Circle One	Purchase/Sale
Date of Transaction
Indicate Name of Issuer and Symbol
Type of Security (e.g., Note, Common Stock, Preferred Stock)
Quantity of Shares or Units
Price Per Share/Unit
Approximate Dollar Amount
Account for Which Transaction will be Made
Name of Broker

Date of Request

You     may /     may not execute the proposed transaction described above. Authorized Signature:
Date of Response:

Initial Personal Securities Holdings Report
(page 1 of 2)
To: Chief Compliance Officer, Innovative Portfolios, LLC From:
(Access Person - Please Print)

NOTE: IN LIEU OF THE REPORTING FORM, DUPLICATE COPIES OF BROKERAGE STATEMENTS MAY BE SUBMITTED PROVIDED THE STATEMENTS INCLUDE THE INFORMATION REQUIRED BELOW.

Re: Initial Personal Securities Holdings Report:

As of     , 20     , I hold the following Covered Securities:

Security Title*	Type of Security	Ticker/C USIP	# of Shares	Principal Amount	Name of Broker- Dealer

*Include interest rate and maturity date, if applicable. Use additional sheet(s), if necessary.

(page 2 of 2)

    The following broker-dealer, bank, or other custodian holds accounts invested in Non- Reportable Securities in which I have Beneficial Ownership.

Name of Broker, Dealer, or Bank	Account Title	Account Number

Use additional sheet(s), if necessary.

    As of     , 20     , I do not have any direct or indirect Beneficial Ownership in any account containing any securities. However, I agree to promptly notify the designated Chief Compliance Officer, if any such account is opened, so long as I am an Access Person with Innovative Portfolios, LLC.

Signed:     Date:

Report reviewed by:     Date:

Quarterly Report of Personal Securities Transactions
(page 1 of 2)
To: Chief Compliance Officer, Innovative Portfolios, LLC From:
(Access Person - Please Print)

NOTE: IN LIEU OF THE REPORTING FORM, DUPLICATE COPIES OF BROKERAGE STATEMENTS MAY BE SUBMITTED PROVIDED THE STATEMENTS INCLUDE THE INFORMATION REQUIRED BELOW.

Re: Quarterly Report of Personal Securities Transactions, as amended:

During the quarter ending     , I have purchased, sold, or have otherwise obtained Beneficial Ownership in the following securities:

Date of Transaction	Security Title*	Type of Security	Ticker/ CUSIP	# of Shares	Principal Amount	Name of Broker-Dealer

*Include interest rate and maturity date, if applicable. Use additional sheet(s), if necessary.

(page 2 of 2)

    During the above period, I have not purchased or sold any Covered Securities in my personal brokerage account or in any account in which I have direct or indirect Beneficial Ownership.

    During the above period, I have disclosed to the Company any new accounts in which I have direct or indirect Beneficial Ownership.

    I do not currently have any Beneficial Ownership in any Covered Accounts. However, I agree to promptly notify Innovative Portfolios, LLC, if I obtain Beneficial Ownership in any account, so long as I am an Access Person of Innovative Portfolios, LLC.

Signed:     Date:

Report reviewed by:     Date:

Annual Certification of Compliance
With The Personal Securities Transactions Disclosure Requirements And Code Of Ethics For Innovative Portfolios, LLC

In accordance with the policies and procedures regarding Personal Securities Transactions and the Code of Ethics for Innovative Portfolios, LLC, I certify that during the year ending December 31,
    :

    I have reported all Covered Securities holdings in which I have Beneficial Ownership.

    I have obtained pre-clearance for all Covered Securities transactions in which I have Beneficial Ownership, except for transactions that are exempt from pre-clearance or those for which I have received a written exception from the Chief Compliance Officer.

    I have reported all Covered Securities transactions in which I have Beneficial Ownership, except for transactions, which are exempt from reporting, or for which I have received a written exception from the Chief Compliance Officer.

    I have complied with the Code of Ethics in all other respects. Print Name:
Signature:

Dated:

Annual Personal Securities Holdings Report
(page 1 of 2)
To: Chief Compliance Officer, Innovative Portfolios, LLC From:
(Access Person - Please Print)

NOTE: IN LIEU OF THE REPORTING FORM, DUPLICATE COPIES OF BROKERAGE STATEMENTS MAY BE SUBMITTED PROVIDED THE STATEMENTS INCLUDE THE INFORMATION REQUIRED BELOW.

Re: Annual Personal Securities Holdings Report:

As of,     , 20     , I hold the following Covered Securities:

Security Title*	Type of Security	Ticker/CUSIP	# of Shares	Principal Amount	Name of Broker- Dealer

*Include interest rate and maturity date, if applicable. Use additional sheet(s), if necessary.

(page 2 of 2)

    The following broker-dealer, bank, or other custodian holds accounts invested in Non-Reportable Securities in which I have Beneficial Ownership.

Name of Broker, Dealer, or Bank	Account Title	Account Number

Use additional sheet(s), if necessary

    As of     , 20     , I do not have any direct or indirect Beneficial Ownership in any account containing any securities. However, I agree to promptly notify the designated Chief Compliance Officer, if any such account is opened, so long as I am an Associated Person with Innovative Portfolios, LLC.

Signed:     Date:

Report reviewed by:     Date: